May 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Rochdale Structured Claims Fixed Income Fund, LLC (the “Fund”)(File No. 811-22358)

Ladies and Gentlemen:

We have read the statements made by the Fund (see below), which we understand will be filed with the Securities and Exchange Commission, pursuant to SUB-ITEM 77K of the Fund’s Form N-SAR dated May 30, 2013.  We agree with the statements concerning our firm in such Form N-SAR.

Yours truly,

Tait Weller & Baker LLP

On December 11, 2012, the full Board of Managers, based on the recommendations and approvals of the Fund’s Audit Committee, approved KPMG LLP as the Fund’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

The reports of Tait Weller & Baker LLP (“TWB”), the Fund’s predecessor auditor on the Fund’s financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.  There have been no disagreements with TWB during the Fund’s two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statements disclosure or audit scope or procedures, which disagreements, if not resolved to the satisfaction of TWB, would have caused them to make reference thereto in their reports on the Fund’s financial statements for such years, and there were no reportable events of the kind described in Item 304(a)(1)(v) of the Regulation S-K under the Securities Exchange Act of 1934, as amended.

To the best of the Fund’s knowledge, for the fiscal years ended September 30, 2011 and September 30, 2012, and through December 11, 2012, the Fund did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or regarding the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

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